Exhibit 99.1

CONTACT: Barry H. Bass Chief Financial Officer (301) 986-9200 bbass@first-potomac.com	First Potomac Realty Trust 7600 Wisconsin Avenue 11th Floor Bethesda, MD 20814 www.first-potomac.com
FOR IMMEDIATE RELEASE
FIRST POTOMAC REALTY TRUST REPORTS
THIRD QUARTER 2010 RESULTS

• Raises Core FFO Guidance Range
BETHESDA, MD (October 28, 2010) — First Potomac Realty Trust (NYSE: FPO), a leader in the ownership, management, development and redevelopment of office and industrial properties in the greater Washington, D.C. region reported results for the three and nine months ended September 30, 2010.
Highlights:
•	Core Funds From Operations (which exclude acquisition costs and an impairment charge) of $12.0 million, or $0.31 per diluted share.

•	Executed 760,000 square feet of leases, generating almost 100,000 square feet of positive net absorption.

•	Occupancy rate increased to 85.7%, up 170 basis points compared with the prior quarter.

•	Leased rate increased to 87.4%, up 80 basis points compared with prior quarter.

•	Same-Property net operating income increased 2.4% on a cash basis and was unchanged on an accrual basis.

•	Completed three acquisitions for total consideration of $81.0 million.

•	Generated net proceeds of $7.3 million through the issuance of 480,000 common shares through its controlled equity offering program.

•	Increased full-year Core FFO guidance to $1.21 to $1.23 per diluted share.
Douglas J. Donatelli, Chairman and CEO of First Potomac Realty Trust, stated “In the third quarter, we continued to make progress on improving our occupancy and enhancing our portfolio. The Company’s solid operational execution drove a substantial 760,000 square feet of leases signed. We also continue to source attractive acquisition opportunities as we mine our local markets for attractive, off-market transactions that add value to our portfolio. Our strong balance sheet, along with our long-term relationships and detailed knowledge of our markets, positions First Potomac to grow shareholder value over time.”

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A reconciliation between Core FFO and FFO for the three and nine months ended September 30, 2010 and 2009 is presented below (in thousands, except per share amounts):

	Three months ended September 30,				Nine months ended September 30,
	2010		2009		2010		2009
		Per		Per		Per		Per
		diluted		diluted		diluted		diluted
	Amount	share	Amount	share	Amount	share	Amount	share
Core FFO	$11,954	$0.31	$10,114	$0.35	$32,930	$0.92	$30,880	$1.09

Acquisition costs	(361)	(0.01)	(56)	—	(2,025)	(0.06)	(79)	—

Gains on early retirement of debt	—	—	640	0.02	164	0.01	6,346	0.22

Contingent consideration related to property acquisition	—	—	—	—	(710)	(0.02)	—	—

Impairment of real estate assets	(3,448)	(0.09)	—	—	(4,013)	(0.11)	—	—

FFO	$8,145	$0.21	$10,698	$0.37	$26,346	$0.74	$37,147	$1.31

Net (loss) income attributable to common shareholders	$(2,880)	$(0.08)	$608	$0.02	$(5,006)	$(0.16)	$7,212	$0.25

Weighted average common shares outstanding —dilutive	37,999		28,894		35,536		28,203

Weighted average common shares and units outstanding — dilutive	38,165		28,991		35,718		28,271
Core FFO increased for both the three and nine months ended September 30, 2010, while FFO and net (loss) income declined. The decline in FFO and net (loss) income attributable to common shareholders for the three months ended September 30, 2010 compared with 2009 is primarily due to a $3.4 million impairment charge related to the anticipated sale of Old Courthouse Square, a retail property in Martinsburg, West Virginia. The decline in FFO and net (loss) income attributable to common shareholders for the nine months ended September 30, 2010 compared with 2009 is also attributable to the impairment charge as well as lower gains from debt retirement. The Company reported a $6.3 million gain on early retirement of debt during the nine months ended September 30, 2009, compared with a $0.2 million gain for the nine months ended September 30, 2010. Further, the Company’s FFO and net (loss) income attributable to common shareholders declined due to $0.7 million of additional snow and ice removal costs, net of recoveries, incurred in the first quarter of 2010 and acquisition costs totaling $2.0 million for the nine months ended September 30, 2010 compared with $0.1 million incurred during the same period in 2009. These costs were partially offset by a reduction in reserves for bad debt expense for the nine months ended September 30, 2010 compared with the same period in 2009.
The Company’s consolidated portfolio was 87.4% leased and 85.7% occupied at September 30, 2010 compared to 86.6% leased and 84.0% occupied at June 30, 2010. A list of the Company’s properties, as well as additional information regarding the Company’s results of operations can be found in the Company’s Third Quarter 2010 Supplemental Financial Report, which is posted on the Company’s website, www.first-potomac.com.
Property Operations
During the third quarter, the Company executed 760,000 square feet of leases, which consisted of 227,000 square feet of new leases and 533,000 square feet of renewal leases. Significant new leases included 141,000 square feet at Diamond Hill Distribution Center and 29,000 square feet at Chesterfield Business Center, which are located in the Company’s Southern Virginia region and 25,000 square feet at Snowden Center, which is located in the Company’s Maryland region. Rent from the majority of these new leases is expected to commence by the end of the fourth quarter of 2010. The 533,000 square feet of renewal leases in the quarter reflects an 84% retention rate. Renewal leases during the quarter included 130,000 square feet at Glenn Dale Business Center, 115,000 square feet at River’s Bend Center and 67,000 square feet at 13129 Airpark Road.

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Same-property net operating income (“Same-Property NOI”) was up 2.4% on a cash basis and remained essentially unchanged on an accrual basis for the three months ended September 30, 2010 compared with 2009, as an increase in vacancy was offset by a decline in real estate taxes. On an accrual basis, Same-Property NOI increased 0.8% for the Company’s Maryland region and 0.9% for the Southern Virginia region for the three months ended September 30, 2010 compared with 2009. Same-Property NOI decreased 1.9% for the Company’s Northern Virginia region for the three months ended September 30, 2010 compared with 2009. For the nine months ended September 30, 2010, the Company’s Same-Property NOI also remained essentially unchanged compared with 2009 primarily due to a $0.6 million increase in snow and ice removal costs, net of recoveries, incurred in the first quarter of 2010, which was offset by decreases in real estate taxes and utilities expense.
Acquisitions
On September 30, 2010, the Company acquired the first mortgage loan collateralized by Aviation Business Park, a three-building, single-story, office park totaling 121,000 square feet in Glen Burnie, Maryland, adjacent to Baltimore-Washington International Airport. The Company acquired the $10.6 million mortgage loan for $8.0 million. Development of the property was completed in July 2008, and the property is currently 12.5% leased to one tenant. The acquisition of the loan was financed with available cash. The Company is in discussions with the owner to take title to the property through a deed-in-lieu of foreclosure in return for additional consideration to the owner if certain future leasing hurdles are met.
On October 28, 2010, the Company acquired 1750 H Street, NW, in Washington, D.C. for $65 million in a 50/50 joint venture with AEW Capital Management, L.P. The property is a ten-story, 111,000 square foot office building in Washington, D.C., located approximately three blocks from the White House. The property is 100% leased to six tenants, including 46,900 square feet that was leased back to the seller at closing. The acquisition was financed, in part, through the assumption of a $31.4 million mortgage loan. The balance of the purchase price was funded 50% by the Company using a draw on its line of credit and available cash and 50% by AEW Capital Management, L.P.
On October 28, 2010, the Company acquired Battlefield Corporate Center, a 97,000 square foot business park located in Chesapeake, Virginia, for $8.0 million. The property is 100% leased to one tenant. The acquisition was financed with a new $4.3 million mortgage loan, the issuance of 230,876 Operating Partnership units and available cash.
On October 19, 2010, the Company acquired an undeveloped land parcel at 1328 Cavalier Boulevard in Chesapeake, Virginia for a price of $2.7 million. The seven-acre site is adjacent to the Company’s Cavalier Industrial Park and has development rights for an 118,000 square foot warehouse building.
During the third quarter of 2010, the Company incurred $0.4 million of acquisition-related due diligence and closing costs.

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Property Disposition
In October 2010, the Company entered into a non-binding letter of intent to sell Old Courthouse Square, a 201,000 square foot retail asset in Martinsburg, West Virginia. The property was acquired as part of a portfolio acquisition in 2004 and is the Company’s sole retail asset and its only property in West Virginia. Based on the contractual sale price, less anticipated selling costs, the Company recorded a $3.4 million impairment charge related to this potential sale. The Company anticipates the disposition will be completed in early 2011; however the sale is subject to customary due diligence and closing conditions.
Financing Activity
During the third quarter, the Company sold 480,000 common shares through its controlled equity offering program at a weighted average offering price of $15.46 per share, generating net proceeds of $7.3 million. At September 30, 2010, the Company had 4.8 million common shares available for issuance under its controlled equity offering program.
The Company also exercised a one-year extension option on a $20 million term loan, extending the term to August 2011.
Balance Sheet
The Company had $616.9 million of debt outstanding at September 30, 2010. Of the total debt outstanding, $428.9 million was fixed-rate debt with a weighted average effective interest rate of 5.8% and a weighted average maturity of 3.7 years. At September 30, 2010, the Company’s variable interest rate debt consisted of borrowings of $128.0 million on its unsecured revolving credit facility and $60.0 million on two secured term loans. The Company’s variable-rate debt had a weighted average effective interest rate of 3.1% and a weighted average maturity of 2.7 years. The Company had previously hedged $85.0 million of its variable-rate debt through two fixed-rate interest rate swap agreements, which expired in August 2010. In July 2010, the Company entered into an interest rate swap agreement that will, beginning on January 18, 2011, fix LIBOR at 1.474% on $50.0 million of the Company’s variable rate debt. The new swap agreement will mature on January 15, 2014. The Company’s interest coverage ratio was 2.4 times for the quarter ended September 30, 2010.
Dividends
On October 26, 2010, the Company declared a dividend of $0.20 per common share. The dividend will be paid on November 12, 2010, to common shareholders of record as of November 5, 2010.

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Core FFO Guidance
The Company increased its Core FFO guidance for full-year 2010 to $1.21 to $1.23 per diluted share from its previous range of $1.18 to $1.22 per diluted share to reflect the Company’s year-to-date reported results, as well as the Company’s recent acquisitions and balance sheet activity. Following is a summary of the assumptions that the Company used in arriving at its updated guidance (unaudited, amounts in thousands except per share amounts):

	Expected Ranges

Portfolio NOI	$92,000	–	$93,000
Other Income	300	–	400

Interest Expense	33,500	–	34,500
G&A	14,500	–	15,000
FFO from unconsolidated joint ventures	600	–	700

Average Occupancy	84%	–	85%
Same Property NOI growth (accrual)	(1.0)%	–	1.0%
Snow Removal Expense, net of tenant reimbursements	$1,000	–	$1,500
Bad Debt Expense	1,500	–	2,000
Additional Acquisitions and Dispositions(1)	—		—

(1)
While the Company might complete additional acquisitions and dispositions, it has not included the effects of any additional transactions in its guidance given the uncertainty as to their amount, nature and timing. The Company’s guidance also excludes any potential gains, losses or asset impairments associated with property dispositions.

Guidance Range for 2010	Low Range	High Range
Net loss attributable to common shareholders per diluted share	$(0.11)	$(0.09)
Real estate depreciation, income (loss) attributable to noncontrolling interests and items excluded from Core FFO per diluted share(1)	1.32	1.32

Core FFO per diluted share	$1.21	$1.23

(1)	Items excluded from Core FFO include acquisition costs, gains on early retirement of debt, contingent consideration and impairment charges incurred through September 30, 2010.
Investor Conference Call and Webcast
First Potomac Realty Trust will host a conference call on Friday, October 29, 2010 at 9:00 a.m. ET, to discuss third quarter results. The number to call for this interactive teleconference is (877) 407-0789 or (201) 689-8562 for international participants. A replay of the conference call will be available from 12:00 Noon ET on Friday October 29, 2010 until midnight ET on November 12, 2010, by dialing (877) 660-6853 or (201) 612-7415 for international callers, and entering account number 3055 and confirmation number, 356681 when prompted for the pass code.
A live broadcast of the conference call will be available online and can be accessed from the Investor Information page of the Company’s website, www.first-potomac.com, on Friday, October 29, 2010, beginning at 9:00 a.m. ET. An online replay will be available on the above site shortly after the call and will continue for 90 days.
About First Potomac Realty Trust
First Potomac Realty Trust is a leader in the ownership, management, development and redevelopment of office and industrial properties in the greater Washington, D.C. region. The Company’s consolidated portfolio totals approximately 12 million square feet. The Company’s largest tenant is the U.S. Government, which along with government contractors, accounts for over 20% of the Company’s revenue.

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Non-GAAP Financial Measures
Funds from Operations — Funds from operations (“FFO”) represents net income (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures and gains or losses on the sale of property. The Company also excludes, from its FFO calculation, any depreciation and amortization related to third parties from its consolidated joint venture. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity real estate investment trusts (“REITs”) and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.
The Company’s presentation of FFO in accordance with the NAREIT white paper, or as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity. The Company’s FFO calculations are reconciled to net income in the Company’s Consolidated Statements of Operations included in this release.
Core FFO — The computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items include, but are not limited to, gains and losses on the retirement of debt, contingent consideration charges, acquisition costs and impairments to real estate assets. The Company provides a reconciliation of FFO to Core FFO.
NOI — The Company defines net operating income (“NOI”) as operating revenues (rental income, tenant reimbursements and other income) less property and related expenses (property expenses, real estate taxes and insurance). Management believes that NOI is a useful measure of the Company’s property operating performance as it provides a performance measure of the revenues and expenses directly associated with owning, developing, redeveloping and operating industrial properties and business parks, and provides a prospective not immediately apparent from net income or FFO. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to total revenues and total operating expenses at the end of this release.
Same-Property NOI — Same Property Net Operating Income (“Same Property NOI”), defined as operating revenues (rental, tenant reimbursements and other revenues) less operating expenses (property operating expenses, real estate taxes and insurance) from the properties owned by the Company for the entirety of the periods presented, is a primary performance measure the Company uses to assess the results of operations at its properties. As an indication of the Company’s operating performance, Same Property NOI should not be considered an alternative to net income calculated in accordance with GAAP. A reconciliation of the Company’s Same Property NOI to net income from its consolidated statements of operations is presented below. The Same Property NOI results exclude corporate-level expenses, as well as certain transactions, such as the collection of termination fees, as these items vary significantly period-over-period thus impacting trends and comparability. Also, the Company eliminates depreciation and amortization expense, which are property level expenses, in computing Same Property NOI as these are non-cash expenses that are based on historical cost accounting assumptions and do not offer the investor significant insight into the operations of the property. This presentation allows management and investors to distinguish whether growth or declines in net operating income are a result of increases or decreases in property operations or the acquisition of additional properties. While this presentation provides useful information to management and investors, the results below should be read in conjunction with the results from the consolidated statements of operations to provide a complete depiction of total Company performance.

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Forward Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; the Company’s ability to manage its current debt levels and repay or refinance its indebtedness upon maturity or other required payment dates; the Company’s ability to obtain debt and/or financing on attractive terms, or at all; changes in the assumptions underlying the Company’s earnings and FFO guidance and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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FIRST POTOMAC REALTY TRUST
Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Rental	$28,325	$26,789	$83,063	$79,776
Tenant reimbursements and other	6,332	5,661	20,265	17,932

Total revenues	34,657	32,450	103,328	97,708

Operating expenses:
Property operating	7,932	7,966	25,160	23,941
Real estate taxes and insurance	3,059	3,136	9,670	9,562
General and administrative	3,475	3,553	10,858	9,408
Acquisition costs	361	56	2,025	79
Depreciation and amortization	10,892	10,180	31,355	30,035
Impairment of real estate asset	3,448	—	3,448	—
Contingent consideration related to acquisition of property	—	—	710	—

Total operating expenses	29,167	24,891	83,226	73,025

Operating income	5,490	7,559	20,102	24,683

Other expenses (income):
Interest expense	8,439	7,929	25,360	24,368
Interest and other income	(89)	(148)	(290)	(400)
Equity in losses of affiliates	75	38	134	92
Gains on early retirement of debt	—	(640)	(164)	(6,346)

Total other expenses	8,425	7,179	25,040	17,714

(Loss) income from continuing operations	(2,935)	380	(4,938)	6,969

Discontinued operations:
Income (loss) from operations of disposed properties	—	244	(728)	445
Gain on sale of real estate properties	—	—	557	—

Income (loss) from discontinued operations	—	244	(171)	445

Net (loss) income	(2,935)	624	(5,109)	7,414

Less: Net loss (income) attributable to noncontrolling interests in the Operating Partnership	55	(16)	103	(202)

Net (loss) income attributable to common shareholders	$(2,880)	$608	$(5,006)	$7,212

Depreciation and amortization:
Real estate assets	10,892	10,180	31,355	30,035
Discontinued operations	—	(48)	231	148
Unconsolidated joint ventures	188	91	426	202
Consolidated joint ventures	—	(149)	—	(652)
Gain on sale of real estate properties	—	—	(557)	—
Net (loss) income attributable to noncontrolling interests in the Operating Partnership	(55)	16	(103)	202

Funds from operations (FFO)	$8,145	$10,698	$26,346	$37,147

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FIRST POTOMAC REALTY TRUST
Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Funds from operations (FFO)	$8,145	$10,698	$26,346	$37,147

Acquisition costs	361	56	2,025	79
Gains on early retirement of debt	—	(640)	(164)	(6,346)
Contingent consideration related to acquisition of property	—	—	710	—
Impairment of real estate assets	3,448	—	4,013	—

Core FFO	$11,954	$10,114	$32,930	$30,880

Net (loss) income attributable to common shareholders per share — basic and diluted:
(Loss) income from continuing operations	$(0.08)	$0.01	$(0.15)	$0.24
Income (loss) from discontinued operations	—	0.01	(0.01)	0.01

Net (loss) income	$(0.08)	$0.02	$(0.16)	$0.25

Weighted average common shares outstanding — basic	37,269	28,134	34,804	27,434
Weighted average common shares outstanding — diluted	37,269	28,231	34,804	27,502

FFO per share — basic	$0.21	$0.37	$0.74	$1.32
FFO per share — diluted	$0.21	$0.37	$0.74	$1.31
Core FFO per share — diluted	$0.31	$0.35	$0.92	$1.09

Weighted average common shares and units outstanding — basic	37,999	28,894	35,536	28,203
Weighted average common shares and units outstanding — diluted	38,165	28,991	35,718	28,271

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FIRST POTOMAC REALTY TRUST
Consolidated Balance Sheets
(Amounts in thousands, except per share amounts)

	September 30, 2010	December 31, 2009
	(unaudited)
Assets:
Rental property, net	$1,024,056	$987,475
Cash and cash equivalents	9,110	9,320
Escrows and reserves	9,094	9,978
Accounts and other receivables, net of allowance for doubtful accounts of $2,890 and $2,346, respectively	7,101	7,049
Accrued straight-line rents, net of allowance for doubtful accounts of $734 and $1,185, respectively	12,395	10,915
Investment in affiliates	2,827	1,819
Deferred costs, net	22,374	21,208
Prepaid expenses and other assets	17,628	6,625
Intangible assets, net	22,976	20,103

Total assets	$1,127,561	$1,074,492

Liabilities:
Mortgage loans	$324,118	$301,463
Exchangeable senior notes, net	29,796	48,718
Senior notes	75,000	75,000
Secured term loans	60,000	60,000
Unsecured revolving credit facility	128,000	159,900
Financing obligation	—	5,066
Accounts payable and other liabilities	20,092	16,419
Accrued interest	3,737	2,072
Rents received in advance	7,048	7,267
Tenant security deposits	4,853	5,235
Deferred market rent, net	4,614	6,008

Total liabilities	657,258	687,148

Noncontrolling interests in the Operating Partnership	10,919	9,585

Shareholders’ equity:
Common shares, $0.001 par value, 100,000 shares authorized; 38,434 and 30,589 shares issued and outstanding, respectively	38	31
Additional paid-in capital	624,797	517,940
Accumulated other comprehensive loss	(997)	(1,879)
Dividends in excess of accumulated earnings	(164,454)	(138,333)

Total shareholders’ equity	459,384	377,759

Total liabilities, noncontrolling interests and shareholders’ equity	$1,127,561	$1,074,492

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FIRST POTOMAC REALTY TRUST
Same-Property Analysis
(unaudited, dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Same-Property NOI(1)
Total base rent	$26,209	$26,447	$78,300	$78,314
Tenant reimbursements and other	5,483	5,475	17,759	17,204
Property operating expenses	(7,482)	(7,325)	(23,248)	(22,269)
Real estate taxes and insurance	(2,714)	(3,096)	(8,994)	(9,415)

Same-Property NOI — accrual basis	21,496	21,501	63,817	63,834

Straight-line revenue, net	289	(361)	257	(388)
Deferred market rental revenue, net	(366)	(225)	(1,043)	(969)

Same-Property NOI — cash basis	$21,419	$20,915	$63,031	$62,477

Change in same-property NOI — accrual basis	—%		—%
Change in same-property NOI — cash basis	2.4%		0.9%

Changes in Same-Property NOI — accrual basis
Rental revenue decrease	$(238)		$(14)
Tenant reimbursements and other increase	8		555
Expense decrease (increase)	225		(558)

	$(5)		$(17)

Same-property percentage of total portfolio (sf)	95.7%		95.7%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Reconciliation of Consolidated NOI to Same-Property NOI
Total revenues	$33,657	$32,450	$103,328	$97,708
Property operating expenses	(7,932)	(7,966)	(25,160)	(23,941)
Real estate taxes and insurance	(3,059)	(3,136)	(9,670)	(9,562)

NOI	23,666	21,348	68,498	64,205

Less: Non-same property NOI(2)	(2,170)	153	(4,681)	(371)

Same-Property NOI — accrual basis	21,496	21,501	63,817	63,834

Straight-line revenue, net	289	(361)	257	(388)
Deferred market rental revenue, net	(366)	(225)	(1,043)	(969)

Same-Property NOI — cash basis	$21,419	$20,915	$63,031	$62,477

	Three Months Ended	Percentage of	Nine Months Ended	Percentage of
	September 30, 2010	Base Rent	September 30, 2010	Base Rent
Change in Same-Property NOI by Region
Maryland	0.8%	32%	(1.5)%	32%
Northern Virginia	(1.9)%	32%	0.9%	32%
Southern Virginia	0.9%	36%	0.4%	36%

Change in Same-Property NOI by Property Type(3)
Business Park	(0.6)%	50%	(2.2)%	50%
Industrial	3.0%	27%	4.1%	27%
Office / Office Park	(4.3)%	23%	(1.4)%	23%

(1)
Same property comparisons are based upon those properties owned for the entirety of the periods presented. Same property results exclude the results of the following non same-properties: RiversPark I and II, Cloverleaf Center, Ashburn Center, Three Flint Hill and 500 First Street, NW.

(2)	Non-same property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.

(3)	Does not include one retail property.

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